Exhibit 10.1

SETTLEMENT AND RELEASE AGREEMENT

This Settlement and Release Agreement (“Agreement”) is entered into between, by and among (a) Martin B. Bloch (“Bloch”); (b) Tatiana Bloch, Anna Sophia Bloch, a minor, by her guardian Martin B. Bloch, Anna Kochurova, Valery Kacharau, Jerry Bloch, Helen Bloch, Marlon Bishop, Chloe Bishop, and Megan Wylie (the nine preceding individuals referred to collectively as the “Bloch-Related Parties”); (c) Frequency Electronics, Inc. (“FEI”); and (d) the Compensation Committee of the Board of Directors of FEI, in its capacity as administrator of the deferred compensation plan agreements between Martin B. Bloch and FEI (the “Compensation Committee”), the Deferred Compensation Plan, dated March 27, 1980, as amended (the “1980 Plan”), the Deferred Compensation Plan, dated March 7, 2008, as amended and restated (the “2008 Plan”), Dr. Stanton D. Sloane, Richard Schwartz, Gen. Lance W. Lord, USAF (ret.), Jonathan Brolin, and Russell M. Sarachek (the eight preceding entities, Plans, and individuals referred to collectively as the “FEI-Related Parties”). Bloch, the Bloch-Related Parties, FEI, and the FEI-Related Parties may be referred to collectively as the “Parties.”

RECITALS

WHEREAS, Bloch is the founder and former President, Chief Executive Officer, and Chief Scientist of FEI, and the former Executive Chairman of the Board of Directors of FEI;

WHEREAS, Bloch was employed by FEI pursuant to an Employment Agreement, dated March 17, 2008, as amended (“Employment Agreement”);

WHEREAS, Bloch and FEI were also parties to an Agreement, dated March 27, 1980, as amended, and an Amended and Restated Agreement, dated March 7, 2008, as amended and restated, each relating to deferred compensation (the 1980 Plan Agreement and the 2008 Plan Agreement referred to collectively as the “Deferred Compensation Agreements”);

WHEREAS, a dispute has arisen between FEI and Bloch regarding the FEI Board of Directors’ termination of his employment on January 27, 2020, and the related denial of deferred compensation under the Deferred Compensation Agreements (the “Dispute”), which Dispute has given rise to the following legal and arbitral proceedings:

(a)

a civil action captioned Bloch v. Frequency Electronics, Inc., Index No. 601369/2020 (Sup. Court, Nassau County) (DeStefano, J.) (the “Employment Action”), including FEI’s appeal of a decision dated September 10, 2020 in the Employment Action, bearing Docket No. 2020-07637 (the “Appeal”), pending in Supreme Court, Appellate Division, Second Department;

(b)

a special proceeding captioned Application of Martin B. Bloch for the Appointment of an Arbitrator, Index No. 605380/2020 (Sup. Court, Nassau County) (DeStefano, J.) (“Special Proceeding I”), including FEI’s appeal of a decision dated February 10, 2021 in Special Proceeding I, bearing Docket Nos. 2021-01336 and 2021-01338 (“Special Proceeding I Appeal”), pending in Supreme Court, Appellate Division, Second Department;

(c)

a special proceeding captioned Application of Frequency Electronics, Inc. for a Judgment Staying Arbitration and Related Declaratory Relief, Index No. 611405/2020 (Sup. Court, Nassau County) (DeStefano, J.) (“Special Proceeding II”), including FEI’s appeal of a decision dated February 10, 2021 in Special Proceeding II, bearing Docket No. 2021-01333 (“Special Proceeding II Appeal”), pending in Supreme Court, Appellate Division, Second Department; and

(d)

two arbitration proceedings brought pursuant to the Deferred Compensation Agreements, administered by the American Arbitration Association (“AAA”) and consolidated for hearing under AAA Case No. 01-20-0005-4627 (the “Arbitration Proceeding”);

The Employment Action, the Appeal, Special Proceeding I, Special Proceeding I Appeal, Special Proceeding II, Special Proceeding II Appeal, and the Arbitration Proceeding are referred to, collectively, as the “Legal Proceedings”.

WHEREAS, on August 25, 2021, the Parties entered into an Agreement on Material Terms of Settlement, reflecting their binding agreement on the material terms of a settlement of the Dispute and the Legal Proceedings, which, among other things, indicated that the Parties intended to be bound by the terms of the Agreement on Material Terms of Settlement, notwithstanding their intention to enter into a written settlement agreement setting forth such expanded or additional terms as may be agreed upon; and

WHEREAS, the Parties now desire to enter into this Agreement to supersede and replace the Agreement on Material Terms of Settlement, and to settle the Dispute and the Legal Proceedings, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises, mutual covenants, and conditions herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree to the following:

1.    Recitals. The foregoing recitals are incorporated in and constitute an integral part of this Agreement.

2.    Payment. Subject to applicable withholdings and deductions, FEI will pay Bloch the sum of $6,000,000.00, by wire transfer to:

Bank Name:         [***]

ABA: [***]

Account [***]

Account Name: [***]

For Further Credit to: [***]

no later than September 24, 2021, time being of the essence (“Payment”). The Payment is in satisfaction of Bloch’s claims for damages in the Employment Litigation and the Arbitration Proceeding, including without limitation claims for breaching the Employment Agreement, breaching the Deferred Compensation Agreements, age discrimination, and loss of goodwill and reputation.

3.    Termination of Agreements. The Parties acknowledge and agree that, upon delivery of the Payment, the Employment Agreement and Deferred Compensation Agreements are terminated and no longer of any force or effect, and Bloch and FEI shall have no further obligations to each other thereunder; provided, however, that nothing in this Agreement affects any confidentiality or non-disclosure provisions contained in those agreements, which obligations shall continue in accordance with the terms set forth in such agreements.

4.    Discontinuance of the Legal Proceedings With Prejudice. Bloch, FEI, and the FEI-Related Parties agree that, upon delivery of the Payment, the Legal Proceedings shall be discontinued, with prejudice and without costs to any party. Simultaneous with execution of this Agreement, attorneys for Bloch, FEI, and the FEI-Related Parties will execute Stipulations of Discontinuance, in the forms annexed hereto as Schedule “A”. Counsel for FEI and the FEI-Related Parties will cause such Stipulations to be filed following issuance of the Payment to Bloch.

5.    Additional Documentation. Each Party agrees to execute and provide to the other Parties or their counsel any additional or further documentation that may be reasonably necessary to carry out the obligations in, or otherwise to effectuate the intent and purpose of, this Agreement.

6.    Definition of Claims. For purposes of this Agreement, “Claim” includes each, every, any, and all claims, rights, fees, controversies, investigations, demands, damages, judgments, executions, actions, suits, causes of action, liabilities, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialities, convenants, contracts, agreements, promises, torts, variances, trespasses, extents, and demands whatsoever, whether known or unknown, whether suspected or unsuspected, and whether based on facts known or unknown, of any kind or nature whatsoever and whether arising at law, pursuant to statute, or in equity, which a releasing Party may have had, may now have, or may anytime in the future claim to have or have had against any released Party, relating to, arising out of, or in connection with any and all facts, acts or omissions from the beginning of time through the Effective Date, EXCEPT for any and all claims arising out of this Agreement.

7.    General Release by Bloch of FEI and FEI-Related Parties. In consideration of this Agreement, and other good and valuable consideration, the receipt and adequacy of which is acknowledged, Bloch, on behalf of himself, his spouse, heirs, successors, and assigns, waives, releases, and discharges FEI and the FEI-Related Parties, and each of their current and former subsidiaries, affiliates, directors, officers, employees, attorneys, agents, predecessors, successors and assigns, from and with respect to any and all Claims, including, but not limited to, any and all Claims, known or unknown, arising out of or relating to (1) all matters arising out of or relating to the Legal Proceedings, and (2) Bloch having been employed by or having served as an officer or director or in any other capacity of FEI, EXCEPT for any and all claims arising out of this Agreement.

Bloch acknowledges that he is aware that he may hereafter discover Claims presently unknown or unsuspected, or facts in addition to or different from those which he now knows or believes to be true, with respect to the matters released herein or any other matters. Nevertheless, it is his express and knowing intention in executing this Release fully, finally and forever to settle and release all such matters, and all Claims relating thereto, known or unknown, which exist, hereafter may be discovered to have existed, or might have existed, EXCEPT for any and all claims arising out of this Agreement.

8.    General Release by FEI and FEI-Related Parties of Bloch. In consideration of this Agreement, and other good and valuable consideration, the receipt and adequacy of which is acknowledged, FEI and the FEI-Related Parties waive, release, and discharge Bloch, his spouse, heirs, successors, attorneys, agents, and assigns, from and with respect to any and all Claims, including, but not limited to, any and all Claims, known or unknown, arising out of or relating to (1) all matters arising out of or relating to the Legal Proceedings, and (2) Bloch having been employed by or having served as an officer or director or in any other capacity of FEI, EXCEPT for and any all claims arising out of this Agreement.

FEI acknowledges that it is aware that it may hereafter discover Claims presently unknown or unsuspected, or facts in addition to or different from those which it now knows or believes to be true, with respect to the matters released herein or any other matters. Nevertheless, it is FEI’s and the FEI-Related Parties’ express and knowing intention in executing this Release fully, finally and forever to settle and release all such matters, and all Claims relating thereto, know or unknown, which exist, hereafter may be discovered to have existed, or might have existed, EXCEPT for any and all claims arising out of this Agreement.

9.    General Release by FEI of Bloch-Related Parties. In consideration of this Agreement and other good and valuable consideration, the receipt and sufficiency of which is acknowledged, FEI waives, releases and discharges each of the Bloch-Related Parties from and with respect to any and all Claims, EXCEPT for any and all claims arising out of this Agreement.

FEI acknowledges that it is aware that it may hereafter discover Claims presently unknown or unsuspected, or facts in addition to or different from those which it now knows or believes to be true, with respect to the matters released herein or any other matters. Nevertheless, it is FEI’s express and knowing intention in executing this Release fully, finally and forever to settle and release all such matters, and all Claims relating thereto, know or unknown, which exist, hereafter may be discovered to have existed, or might have existed, EXCEPT for any and all claims arising out of this Agreement.

10.    General Release by Bloch-Related Parties of FEI. In consideration of this Agreement and other good and valuable consideration, the receipt and sufficiency of which is acknowledged, each of the Bloch-Related Parties, on their own behalf and on behalf of their spouses, heirs, successors and assigns, waives, releases and discharges FEI from and against any and all Claims, EXCEPT for any and all claims arising out this Agreement.

The Bloch-Related Parties acknowledge that they are aware that they may hereafter discover Claims presently unknown or unsuspected, or facts in addition to or different from those which they now know or believe to be true, with respect to the matters released herein or any other matters. Nevertheless, it is each of their express and knowing intention in executing this Release fully, finally and forever to settle and release all such matters, and all Claims relating thereto, known or unknown, which exist, hereafter may be discovered to have existed, or might have existed, EXCEPT for any and all claims arising out of this Agreement.

11.    Covenant Not to Sue. In addition to the Parties’ General Releases, each Party covenants and agrees that it, he, or she will not sue upon, file or otherwise assert or interpose a released Claim against any other released Party, or maintain or aid in any way, directly or indirectly, any other person or entity to assert any claim or bring any form of legal proceeding against any other released Party, in any judicial, arbitral or other forum; provided, however, this Covenant Not to Sue does not include within its scope any claims arising out of this Agreement, or prohibit any Party from providing truthful information in connection with a government investigation, or truthful testimony in response to a court order, subpoena, or other form of compulsory process.

12.    No Admission of Liability. This Agreement reflects a compromise of disputed claims, does not and shall not be deemed to constitute an admission of liability or wrongdoing by any Party, and shall not be admissible in evidence for any purpose except in connection with the enforcement of this Agreement.

13.    Non-Disparagement. No Party shall, directly or indirectly, make any oral or written comment or statement to any third party, by way of example only and without limitation, in or through any form of social media, such as, Facebook, Twitter, MySpace, LinkedIn and the like, any company disclosures, or in response to governmental inquiries, which denigrates the integrity, business operations, conduct, reputation, ethical standards, or character of any other Party, or that Party’s officers, directors, executives, employees, attorneys, agents, or consultants; provided, however, that nothing herein shall prohibit any Party from providing truthful information in connection with a government investigation, or truthful testimony in response to a court order, subpoena, or other form of compulsory process.

14.    Injunctive Relief. Each Party expressly acknowledges that, in the event of any other Party’s breach or prospective breach of Paragraph 13 above, or, as specified in Paragraph 3 above, the confidentiality or non-disclosure provisions of the Employment Agreement or Deferred Compensation Agreements that survive termination of those agreements or this Agreement, it may be difficult or impossible to specify or prove actual damages sustained, or to be sustained in the future, and for that reason the Party that is the subject to potential injury due to the breach or prospective breach will be without an adequate legal remedy and entitled to seek and obtain preliminary and permanent injunctive relief without the need to prove irreparable harm or other injury or to post a bond or other form of security.

14.    Denial of Employment. Denial of employment of Bloch in the future by FEI or any of its affiliates shall not constitute a violation of any law, statute, ordinance or regulation, and shall not give rise to any claim of any kind.

15.    Removal of Legends. Subject to applicable legal requirements, FEI agrees, upon Bloch’s written request, made at the time he seeks to sell or otherwise transfer shares of restricted FEI stock, to expeditiously remove the stock legends on such shares.

16.    Representations and Warranties. Each Party represents and warrants that, as applicable to it, him or her: (a) the Party has requisite legal right to execute this Agreement and carry out and perform its obligations; (b) the Party’s execution of this Agreement has been duly authorized by all necessary corporate action; (c) in the case of the Bloch-Related Parties, any person signing this Agreement on behalf of same or in a representative capacity has all requisite authority and right to do so and thereby to bind the Bloch-Related Party; (d) this Agreement constitutes a legal, valid and binding obligation, enforceable against such Party in accordance with the terms hereof; (e) the Party has not assigned or otherwise transferred to any other person or entity any interest in any claims, actions, demands and/or causes of action it has, or may have, or may claim to have in connection with the matters, entities and persons released herein; and (f) the Party has had an adequate opportunity to consult with attorneys and other persons as it may wish prior to entering into this Agreement, is represented by attorneys of their choosing, and is satisfied with such representation.

17.    Governing Law, Exclusive Forum, Jurisdiction, and Jury Trial Waiver.

a.

This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of New York, applicable to contracts entered into and to be performed in New York, including its statute of limitations, but without regard to conflict of laws provisions thereof (other than Sections 5-1401 and 5-1402 of the New York General Obligations Law) or any law or procedural rule, including any borrowing statute, that would result in the application of the law or procedural rules of any other jurisdiction, including but not limited to another jurisdiction’s statute of limitations.

b.

Any dispute arising out of or relating to this Agreement, including any dispute regarding interpretation of its terms, shall be submitted to arbitration before Justice Stephen Crane (ret.) of JAMS, and his decision shall be final and binding upon the Parties. In the event Justice Crane shall be unavailable JAMS shall appoint the arbitrator in accordance with its Comprehensive Arbitration Rules. Judgment upon any award rendered by Justice Crane or successor arbitrator may be entered in any Federal or State Court in New York only.

c.

Any suit or legal proceeding seeking injunctive relief pursuant to Paragraphs 13 and 14 of this Agreement, or confirmation of any award rendered by Justice Crane or any successor arbitrator pursuant to Paragraph 17(b) above, or collection of any judgment, shall be brought in a Federal or State court of competent jurisdiction situated in New York, which court shall be the sole and exclusive forum for such adjudication. WITH RESPECT TO ANY SUCH SUIT OR LEGAL PROCEEDING, EACH PARTY IRREVOCABLY, UNCONDITIONALLY, AND TO THE FULLEST EXTENT PERMITTED BY LAW: CONSENTS AND SUBMITS TO THE COURT’S EXERCISE OF PERSONAL JURISDICTION OVER IT, HIM, OR HER; WAIVES AND AGREES NOT TO ASSERT ANY DEFENSE OR OBJECTION OF LACK OF PERSONAL JURISDICTION, INCONVENIENT FORUM, OR IMPROPER VENUE; AND WAIVES AND AGREES NOT TO ASSERT ANY RIGHT TO TRIAL BY JURY.

d.

In any proceeding between or among FEI, the FEI-Related Parties, and Bloch, to enforce this Agreement or collect any judgment, the prevailing Party(ies) shall recover its or his reasonable legal fees and costs from the non-prevailing Party(ies), including but not limited to fees and related costs of the arbitrator acting pursuant to Paragraph 17(b) above.

18.    Severability. If any provision of this Agreement is declared or determined to be invalid and unenforceable by the arbitrator appointed under Paragraph 17(b) above, or by a court of competent authority, none of the remaining provisions shall be affected thereby and all such remaining provisions shall be valid and fully enforceable.

19.   Interpretation of Agreement. This Agreement is the result of arm’s-length negotiations and the mutual agreement of the Parties. In case of any ambiguity, no Party shall be deemed to have drafted the Agreement so as to construe the ambiguity against it. The doctrine of contra proferentem shall not apply in any arbitration under Paragraph 17(b) above, or in any judicial proceeding arising out of or related to this Agreement.

20.    Entire Agreement. This Agreement constitutes the entire agreement of the Parties regarding its subject matter, superseding all prior agreements and understandings between them, including the Agreement on Material Terms of Settlement, dated August 25, 2021, which is superseded and replaced in its entirety by this Agreement. The Parties acknowledge that, except as expressly set forth herein, no representations, promises or inducements of any kind (oral or written) have been offered or made to induce execution of this Agreement, and expressly disclaim reliance upon any such representation. This Agreement may not be amended, changed, altered or modified, except by written instrument signed by the Parties.

21.    Acknowledgements. By signing this Agreement, Bloch acknowledges, understands, and expressly agrees that he:

a.         has been, and hereby is advised in writing, to discuss this Agreement with an attorney of his choice before signing it;

b.         has carefully read and considered this Agreement in its entirety and understands the meaning and significance of all of its terms, including but not limited to the release of unknown Claims that he may not know or suspect exist, even though knowledge of such unknown Claims or the facts upon which they are based might materially have affected his decision to enter into this Agreement;

c.         is knowingly and voluntarily waiving and releasing all Claims under the Age Discrimination in Employment Act of 1967, as amended;

d.         has not assigned, transferred, conveyed, or purported to convey (nor shall in the future assign, transfer, or convey) any of the Claims released under this Agreement, and shall not make any agreement, understanding, or commitment which would or could prevent or interfere in any manner with her performance of the obligations hereunder;

e.         has been given a reasonable time to consider this Agreement before signing it;

f.         is competent to execute this Agreement, has agreed to sign this Agreement knowingly and voluntarily, and has not been subjected to undue influence or duress of any kind; and

g.         knowingly and voluntarily intends to be legally bound by the Agreement.

22.    Effective Date. Once fully executed by the Parties, this Agreement shall be deemed effective as of August 25, 2021 (“Effective Date”).

23.    Counterparts. The Parties may execute this Agreement in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument, and each executed counterpart may be exchanged by electronic or facsimile transmission.

IN WITNESS WHEREOF, the Parties have executed and delivered, or caused their duly authorized representative to execute and deliver this Agreement as of the dates set forth below:

Dated: 9/19/21	/s/ Martin B. Bloch
MARTIN B. BLOCH

Dated: 9/19/21	/s/ Tatiana Bloch
TATIANA BLOCH

Dated: 9/19/21	/s/ Martin B. Bloch
ANNA SOPHIA BLOCH, A Minor,
By Martin B. Bloch, Her Legal Guardian

Dated: 9/19/21	/s/ Anna Kochurova
ANNA KOCHUROVA

Dated: 9/19/21	/s/ Valery Kachurau
VALERY KACHURAU

Dated: 9/20/21	/s/ Jerry Bloch
JERRY BLOCH

Dated: 9/19/21	/s/ Helen Bloch
HELEN BLOCH

Dated: 9/20/21	/s/ Marlon Bishop
MARLON BISHOP

Dated: 9/20/21	/s/ Chloe Bishop
CHLOE BISHOP

Dated: 9/19/21	/s/ Megan Wylie
MEGAN WYLIE

Dated: 9/17/21	FREQUENCY ELECTRONICS, INC.

By: /s/ Dr. Stanton D. Sloane
Dr. Stanton D. Sloane
President, Chief Executive Officer

Dated: 9/20/21

COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS OF FEI, in its capacity as administrator and also on behalf of the DEFERRED COMPENSATION PLAN AGREEMENT, dated March 27, 1980, as amended, and the DEFERRED COMPENSATION PLAN AGREEMENT, dated March 8, 2008, as amended and restated

By: /s/ Richard Schwartz
Richard Schwartz
Chair, Compensation Committee

Dated: 9/17/21	/s/ Jonathan Brolin
JONATHAN BROLIN

Dated: 9/17/21	/s/ Gen. Lance W. Lord
GEN. LANCE W. LORD, USAF (ret.)

Dated: 9/21/21	/s/ Russell M. Sarachek
M. SARACHEK

Dated: 9/20 21	/s/ Richard Schwartz
RICHARD SCHWARTZ

Dated: 9/19/21	/s/ Dr. Stanton D. Sloane
DR. STANTON SLOANE